FOR IMMEDIATE RELEASE

Patrick Q. Moore Joins Interpublic Board of Directors

New York, NY - October 27, 2017 - The Board of Directors of Interpublic Group (NYSE: IPG) today announced the appointment of Patrick Q. Moore, as an independent director of IPG, effective January 1, 2018. Mr. Moore is the EVP, Strategy and Business Development of Carters, Inc., a leading branded marketer in the United States and Canada of infant and children’s apparel and related products, having served in that role since August 2017.

Mr. Moore’s appointment expands IPG’s Board to eleven directors, ten of whom are independent. Mr. Moore will serve on the Audit and Compensation and Leadership Talent committees.

“We are pleased to welcome Patrick Moore to IPG’s Board of Directors,” said Michael Roth, Chairman and CEO of IPG. “Patrick’s strategic consulting expertise combined with his deep knowledge of business development and operations at consumer facing brands will be invaluable to both our Board and IPG.”

Prior to his current role at Carter’s, Mr. Moore served as the Chief Strategy & Corporate Development Officer YP Holdings from 2013 to 2017. Mr. Moore also spent more than 10 years at McKinsey & Company, a global management consulting firm, serving as a Partner in the firm’s Consumer Practice and also led the Consumer Digital Excellence initiative at McKinsey in North America, spanning online, e-commerce, and multichannel initiatives.

Interpublic Group 909 Third Avenue New York, NY 10022 212-704-1200 tel 212-704-1201 fax

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About Interpublic
Interpublic is one of the world's leading organizations of advertising agencies and marketing services companies. Major global brands include Craft, FCB (Foote, Cone & Belding), FutureBrand, Golin, Huge, Initiative, Jack Morton Worldwide, MAGNA, McCann, Momentum, MRM//McCann, MullenLowe Group, Octagon, R/GA, UM and Weber Shandwick. Other leading brands include Avrett Free Ginsberg, Campbell Ewald, Carmichael Lynch, Deutsch, Hill Holliday, ID Media and The Martin Agency. For more information, please visit www.interpublic.com.

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Contact Information
Tom Cunningham
(Press)
(212) 704-1326

Jerry Leshne
(Analysts, Investors)
(212) 704-1439

Interpublic Group 909 Third Avenue New York, NY 10022 212-704-1200 tel 212-704-1201 fax